Exhibit 10.26

CONSULTING AGREEMENT

AGREEMENT NO. 2004-006-SHI-VJF

P.O. No. _______________

This Consulting Agreement (“Agreement”) is entered into as of June 01, 2004, by and between SPACEHAB, Inc., a Washington state Corporation, having offices at: 12130 Highway 3, Bldg. 1, Webster, TX 77598 (hereinafter “SPACEHAB”), and V.J.F. Russian Consulting LTD., A Texas Limited Liability Company, (hereinafter “CONSULTANT”).

RECITALS

•	WHEREAS, CONSULTANT will market and promote SPACEHAB’s capabilities and services to RSC Energia, the Russian Federal Space Agency and other Russian entities (the “Russian Entities”) involved in the exploration and development of space, and;

•	WHEREAS, CONSULTANT will support and assist SPACEHAB in the negotiation of service contracts and agreements between SPACEHAB and the Russian Entities, and;

•	WHEREAS, as requested, CONSULTANT will provide technical expertise and services in support of SPACEHAB’s activities under contracts with the Russian Entities, and;

•	WHEREAS, in representing SPACEHAB, CONSULTANT will at all times comply with all applicable laws, regulations and legal requirements, including the Iran Nonproliferation Act of 2000, the Foreign Corrupt Practices Act, and Federal Acquisition Regulations and shall adhere to SPACEHAB’s Export Compliance Policy and Code of Conduct.

NOW THEREFORE, In consideration of the foregoing and of the mutual promises contained herein, it is agreed as follows:

AGREEMENT

Basic Term:

•	The Effective Date of this agreement shall be June 1, 2004 and will continue for a period of twenty-four (24) months ending May 31, 2006.

Option Term:

•	Upon written notice given to Consultant not less than ninety (90) days prior to the completion of the Basic Term, SPACEHAB may exercise its option to renew all or part of this Agreement for one additional six (6) month period.

Exclusivity:

•	CONSULTANT will represent SPACEHAB exclusively to the Russian Entities for all U.S. Government or U.S. Government related contracts. For non-U.S. Government contracts exclusivity shall apply to the area of SPACEHAB’s core business of payload integration and space transportation services.

•	CONSULTANT will not enter into any agreements, except as provided below, with the Russian Entities, but shall offer any such agreements to SPACEHAB who may, at its sole discretion, enter into such agreements.

•	CONSULTANT may enter into contracts with the Russian Entities that provide services to commercial entities (the “Commercial Contracts”) that are not in conflict with SPACEHAB’s core business; for example, payload facility development and commercial utilization where the customer is not the U.S. Government.

Reimbursement Schedule for Services:

•	SPACEHAB will pay CONSULTANT a Retainer Fee in the amount of $ 180,000 annually, paid in monthly installments of $15,000 beginning on the Effective Date.

•	SPACEHAB will pay CONSULTANT for technical consulting services rendered on the Lockheed Martin Shipping Contract; the Boeing Company representation contract and the SMDP Contract (the “Existing Contracts”) at an hourly rate of $167.50 for actual hours performed by CONSULTANT’S Senior Project Manager (as approved by SPACEHAB), provided such hours shall be approved in advance by SPACEHAB.

•

SPACEHAB will pay CONSULTANT for technical consulting services rendered on any new contracts entered into by SPACEHAB, either under this agreement or otherwise, (the “New Contracts”) at an hourly rate of $170.00 where the customer (at any level) is the U.S. Government, and an hourly rate of $250.00 for non-U.S. Government customers, for actual hours performed by CONSULTANT’s Senior Project Manager (as approved by SPACEHAB), provided such hours shall be approved in advance by SPACEHAB.

•	SPACEHAB will reimburse CONSULTANT for travel costs, at U.S. Government published per diem amounts (CONUS/OCONUS), with travel performed by CONSULTANT in discharge of its services hereunder, provided that such all travel shall be approved in advance by SPACEHAB. All travel shall be in accordance with SPACEHAB Policy No. SHI-SMS-A0028.

•	SPACEHAB will pay CONSULTANT a Contingent Award Fee, computed and paid within thirty (30) days of the end of each calendar year quarter (March 31; June 30; September 30 and December 31) during the term hereof as the corresponding percentage from the table below times the New Contract Gross Margin (SPACEHAB’s revenue from all New Contracts (specifically excluding the Existing Contracts) as reported for external financial statements during such quarter less Direct Costs from Russian Entities in accordance with such New Contracts as reported for external financial statements during such quarter):

New Contract Gross Margin	Contingent Award Fee Percentage
	High Direct Cost*		Low Direct Cost*
Less than $ 500,000	0%	to	0%
Over $ 500,000 up to $ 3,000,000	7%	to	12%
Over $ 3,000,000 up to $ 5,000,000	9%	to	14%
Over $ 5,000,000 up to $ 7,000,000	9.5%	to	16%
Over $ 7,000,000 up to $10,000,000	10%	to	17%
Over $10,000,000	10%	to	18%

•	SPACEHAB Direct Costs are costs recorded by SPACEHAB as Cost of Revenues in its public financial reports for each quarter for each New Contract, less payments to Russian Entities included in the computation of the New Contract Gross Margin.

•	SPACEHAB Direct Costs that are less than 10% of a New Contract’s Gross Margin for each quarter would be considered Low Direct Costs. SPACEHAB Direct Costs that are more than 40% of a New Contract’s Gross Margin for each quarter would be considered High Direct Costs. SPACEHAB will present its Direct Costs in good faith and at all times use its best efforts to keep its Direct Costs for purposes hereof reasonable.

•	The Contingent Award Fee as presented above is computed from the following:

•	Revenue from New Contracts: The recognized revenue under Generally Accepted Accounting Principals or other accounting rules prescribed for SPACEHAB’s external financial statements.

•	Direct Costs from Russian Entities: The component of Cost of Revenue recognized under GAAP directly attributed to Russian Entities under the New Contracts.

•	New Contract Gross Margin: Revenue from New Contracts less Direct Costs from Russian Entities applicable to such New Contracts.

•	SPACEHAB Direct Costs: Cost of Revenue recognized under GAAP by SPACEHAB for New Contracts, less Direct Costs from Russian Entities.

•	An example of such computation follows:

• Revenue	$10,000,000
• Direct Costs from Russian Entities	6,000,000

• New Contract Gross Margin	4,000,000

Assuming:

• SPACEHAB Direct Costs	360,000	(9% of $4,000,000)
• Contingent Award Fee	560,000	(14% of $4,000,000)

Timekeeping, Invoicing, Payment and Audit for Technical Consulting Services only:

A.	SPACEHAB shall provide CONSULTANT’S employees, assigned to SPACEHAB, access to SPACEHAB’S electronic timesheet system. The CONSULTANT’S employees shall record all time worked in accordance with SPACEHAB instructions and assigned charge numbers. The CONSULTANT’S employees must obtain SPACEHAB electronic approval on each timesheet. SPACEHAB is responsible for ensuring charge numbers are correct and CONSULTANT is responsible for the accuracy of all other timesheet records and associated documents (e.g. invoices).

B.	In consideration of completion of the work or labor hour services provided by the CONSULTANT, compliance with all provisions of this Agreement, each Work Authorization, and approved timesheets, the CONSULTANT will be paid in accordance with the established billing rates and for hours worked only.

Any other allowable and reimbursable expenses (e.g., travel) requires prior approval by SPACEHAB and shall be listed as a separate line item on the invoice or on a SPACEHAB approved expense account form. CONSULTANT, its employees, and/or agents will provide completed expense reports, including receipts, with each invoice to substantiate expenses. CONSULTANT, its employees, and/or agents will be reimbursed for allowable cost only. All travel will be coordinated through SPACEHAB in accordance with current Federal Travel Regulations.

C	CONSULTANT shall submit two (2) copies of an itemized invoice for all CONSULTANT employees, agents, representatives and other incurred costs on a monthly basis. The invoice must include the following information:

1	Agreement number

2	Employee name(s), Department No., Work Authorization No. and Modification No., if applicable

3	Breakdown of total labor hours worked for each SPACEHAB charge number

4	Total invoice amount

5	Cumulative amount of invoices submitted to date

6	One copy of each approved SPACEHAB timesheet

7	Certification for Performance of Services statement executed and dated by an authorized agent of CONSULTANT in order to certify that the period of performance, associated labor categories and hours were used to perform the services required under this Agreement and associated Work Authorizations. Each invoice submitted by CONSULTANT will contain the following statement verbatim:

“I certify to the best of my knowledge and belief that the information provided above is accurate, and represents the work performed to accomplish the requirement(s).

BY:
	(Authorized CONSULTANT Representative)	(Title)	(Date)

The invoices shall be mailed or delivered to:

SPACEHAB, Inc.

12130 Highway 3, Bldg 1

Webster, TX 77598

Attn: Accounts Payable

D.	After the requirements of A, B, and C have been met, SPACEHAB shall pay the CONSULTANT upon receipt and approval of CONSULTANT’s invoices in accordance with the terms and conditions of this AGREEMENT.

E.	Terms of payment for each invoice are Net 30 Days.

F.	Discrepant invoices will be returned to the CONSULTANT unpaid for correction.

Office Space and administrative support:

•	SPACEHAB will provide CONSULTANT with office space and furniture consistent with the SPACEHAB’s internal office parameters for CONSULTANT’s Senior Project Manager engaged under this agreement.

•	SPACEHAB will provide office supplies, telephone, fax, computer and other general office support to CONSULTANT’s Senior Project Manager while officed at SPACEHAB’s facility and in execution of this agreement.

Independent Contractor:

•	CONSULTANT shall be an independent contractor to SPACEHAB and no employment arrangement is created or construed under this contract.

•	CONSULTANT, the Senior Project Manger and any other employee, contractor or representative of CONSULTANT shall not be entitled to benefits, stock options, bonuses or any other employee compensation or benefit paid by SPACEHAB to its employees.

Designation of Senior Project Manager:

•	CONSULTANT represents that it has engaged Vladimir J. Fishel and will designate him as the Senior Project Manager under this agreement. In the event that Vladimir J. Fishel is not able to perform the services of Senior Project Manager hereunder, SPACEHAB shall have the right, at its sole discretion, to terminate this agreement.

Indemnification and Insurance:

•	CONSULTANT shall indemnify and hold harmless SPACEHAB, its officers, employees and agents from claims and damages arising out of or as a result of the actions or omissions of Contractor, its employees or subcontractors in performance of this agreement.

•	CONSULTANT shall secure and maintain worker’s compensation and comprehensive automobile liability in amounts acceptable to SPACEHAB and shall furnish a certificate of insurance designating SPACEHAB as an additional insured. It is agreed that CONSULTANT will not carry commercial general liability insurance in respect to the services provided to SPACEHAB under this agreement and that SPACEHAB may obtain its own insurance, at its own cost and expense, on such risks.

Patents and Incidents of Business to be the Property of SPACEHAB:

•	CONSULTANT agrees that any and all business, patents and Confidential Information which are part of or relate to the Business and which are or have been developed by CONSULTANT or any employee or representative of CONSULTANT or any of its affiliates or subsidiaries, including without limitation, contracts, fees, commissions, customer lists and any other incident of any business developed by SPACEHAB or carried on by CONSULTANT on behalf of SPACEHAB, are and shall be the exclusive property of SPACEHAB for its sole use.

•	Each Employee Invention (idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not) and any work of authorship (whether or not copy right protection may be obtained for it), created, conceived, or developed by CONSULTANT or its employees, agents, or representatives in providing the services hereunder, either solely or in conjunction with others, during the term of this agreement) shall be the property of SPACEHAB.

Covenants of Confidentiality, Nondisclosure, Non-solicitation and Non-competition:

•	CONSULTANT and CONSULTANT’s employees shall conduct themselves in accordance with Agreement No. 2004-005-SHI-VJF, hereto made apart of this document as an Attachment.

Miscellaneous Provisions

(a) Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements and understandings, whether written or oral, between the parties which may have related to the subject matter contained in this Agreement.

(b) Amendment; Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties hereto. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

(c) Litigation. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF THE STATE OF TEXAS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. SUBJECT TO PARAGRAPH (d) BELOW, CONSULTANT AND SPACEHAB AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE COURTS OF HARRIS COUNTY, TEXAS. OR THE UNITED STATES DISTRICT COURTS IN THE STATE OF TEXAS. CONSULTANT AND SPACEHAB CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WELL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS PARAGRAPH (c) SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

(d) Arbitration. CONSULTANT AND SPACEHAB AGREE THAT ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN HOUSTON, HARRIS COUNTY, TEXAS, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF TEXAS. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. UPON THE CONCLUSION OF ARBITRATION, EXECUTIVE OR THE COMPANY MAY APPLY TO ANY COURT OF THE TYPE DESCRIBED IN PARAGRAPH (c) TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. IN CONNECTION WITH THE FOREGOING, THE PARTIES HEREBY WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER.

(e) Injunctive Relief. It is agreed among the parties that the remedities provided herein may not be sufficient to protect SPACEHAB’s interests under this agreement and agree hereby that SPACEHAB may obtain and enforce injunctive relief against CONSULTANT or any employee, agent or representative of CONSULTANT.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g) Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; and SPACEHAB may assign its rights and obligations to any wholly owned subsidiary existing as of the date hereof and further provided, however, that CONSULTANT may not assign any of its obligations under this Agreement without the prior written consent of SPACEHAB.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VJF Russian Consulting		SPACEHAB, Inc.

By:	/s/ VLADIMIR J. FISHEL	By:	/s/ MICHAEL E. KEARNEY
	Vladimir J. Fishel		Michael E. Kearney
	President		President and CEO

CONFIDENTIALITY & NONDISCLOSURE AGREEMENT

Agreement Number 2004-005-SHI-VJF

This Confidentiality and Nondisclosure Agreement (“Agreement”) is entered into by and between SPACEHAB, Inc., having offices at: 12130 Highway 3, Bldg. 1, Webster, TX 77598 (hereinafter “SPACEHAB”), and V.J.F. Russian Consulting LTD. (hereinafter “CONSULTANT”).

WHEREAS, SPACEHAB desires to provide and CONSULTANT desires to receive sensitive and proprietary information, including technical, marketing and/or financial data, relating to certain SPACEHAB business pursuits and activities in order for CONSULTANT to perform his subcontracted consulting services for SPACEHAB; and

WHEREAS, SPACEHAB seeks to fully protect such confidential proprietary information from any and all unauthorized use, reproduction, or disclosure;

NOW, THEREFORE, the parties hereto agree as follows:

1.	“Proprietary Information” shall mean any and all information regarding SPACEHAB’s business activities, competitors, customers, trade secrets, industrial and technical knowledge, etc. (including but not limited to marketing, technical, financial and other business data or information) however disclosed by SPACEHAB or its agents (including but not limited to written, oral, visual, magnetic recording or any other machine readable form) which is directly or indirectly related to any consulting or other services requested by SPACEHAB to be provided by CONSULTANT, unless SPACEHAB explicitly exempts such information or data in writing from coverage by this Agreement.

2.	CONSULTANT agrees that it, as well as all its directors, officers, employees and agents, will protect from unauthorized use, reproduction, and disclosure and will not disclose to any person or entity outside CONSULTANT or to any person within CONSULTANT not having a need to know for the purposes of the Agreement and will not use or reproduce, except for the purposes of this Agreement, any and all Proprietary Information disclosed by SPACEHAB or its agents.

3.	CONSULTANT shall not be liable for disclosure of certain Proprietary Information if CONSULTANT obtains the prior written approval of SPACEHAB to disclose such Proprietary Information.

4.	Any and all Proprietary Information received by CONSULTANT hereunder shall be fully protected as required by this Agreement for a period of five (5) years from the latest date of receipt of such information from SPACEHAB.

CONFIDENTIALITY & NONDISCLOSURE AGREEMENT

Agreement Number 2004-005-SHI-VJF

5.	CONSULTANT shall not be liable for the inadvertent or accidental disclosure of Proprietary Information received hereunder provided that it has exercised the same degree of care in protecting such Proprietary Information as it normally exercises to protect its own proprietary and confidential information (provided such degree of care is no less than a reasonable degree under the circumstances) and provided, further, that immediately upon discovering the loss or unauthorized disclosure of such Proprietary Information received under this Agreement, it notifies SPACEHAB thereof and takes all reasonable steps to retrieve, and prevent further unauthorized disclosure of such Proprietary Information.

6.	This Agreement shall not restrict disclosure or use of Proprietary Information which: (1) was in the public domain at the time of disclosure or thereafter enters the public domain through no breach of this Agreement by CONSULTANT; (2) was, at the time of receipt, otherwise known to CONSULTANT without restrictions as to use or disclosure; (3) becomes known to CONSULTANT from a source other than SPACEHAB or its agents without breach of this Agreement by CONSULTANT; (4) is developed independently by CONSULTANT without the use of Proprietary Information disclosed to it hereunder; or (5) is disclosed more than five years after it is first received hereunder.

7.	Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Proprietary Information disclosed under this Agreement.

8.	The respective address and point of contact for each party to which all correspondence and notices hereunder are to be sent is as follows:

If to SPACEHAB, Inc.:	If to VJF Russian Consulting LTD.:

SPACEHAB, Inc.	VJF Russian Consulting LTD.
Attn: Bryan Leger	Attn: Vladimir Fishel
12130 Highway 3, Bldg. 1	12130 Highway 3, Bldg. 1
Webster, TX 77598	Webster, TX 77598

Each party may change its respective address or point of contact by delivering a written notice thereof to the other party.

9.	This Agreement is not intended to, and shall not, constitute, create, give effect to, or otherwise recognize a joint venture, partnership, pooling arrangement or formal business entity between the parties of any kind. The rights and obligations of the parties shall be limited to those expressly set forth herein. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both parties. Each party shall act as an independent contractor and not as an agent of the other for any purpose whatsoever and neither party shall have any authority to bind the other party except as specifically set forth herein. Neither party shall be liable to the other for any of the costs associated with the other party’s efforts or compliance in connection with this Agreement.

CONFIDENTIALITY & NONDISCLOSURE AGREEMENT

Agreement Number 2004-005-SHI-VJF

10.	This Agreement shall become effective on date of award, and it shall terminate three (3) years from the effective date, provided, however, that this Agreement may be terminated by either party at any time by giving thirty (30) days prior written notice to the other party, at which time all proprietary information received hereunder (and any copies thereof) shall be returned to the providing party unless a different arrangement has been entered into between the parties in writing. Expiration of the terms of this Agreement, however, shall have no effect on the obligations imposed on the party with respect to the protection of proprietary information received hereunder for the full period of time required by Paragraph 4 of this Agreement.

11.	This is the entire agreement between the parties concerning the exchange and protection of Proprietary Information, and it supersedes any prior written or oral agreements relating thereto and may not be amended or modified except by subsequent agreement in writing signed by a duly authorized officer or representative of each party.

12.	Each signatory, by signing below, certifies that he or she has authority to bind to this Agreement the respective party for which he or she signs.

13.	This Agreement does not contemplate export from the United States of any “technical data” (as defined by the regulation of the Office of Defense Trade Controls, United States Department of State) related to items on the U.S. Munitions List. If the parties determine that the export of any “technical data” is necessary, the Parties will seek the necessary license or approval prior to the export of any such “technical date”.

14.	This Agreement shall be governed and construed under the laws of the State of Texas, including the rights and liabilities of the parties to this Agreement, excluding its conflicts of laws principles.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed in duplicate originals by its respective duly authorized representative as follows:

Issued By:		Accepted by:

SPACEHAB, Inc.		VJF Russian Consulting, LTD

/s/ MICHAEL E. KEARNEY	/ 6/1/04	/s/ VLADIMIR J. FISHEL	/ 6/1/04
Michael E. Kearney	(Date)	Vladimir J. Fishel	(Date)
President and CEO		President